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                                                                    Exhibit 10.1

                                                               Execution Version

                              EMPLOYMENT AGREEMENT

          THIS EMPLOYMENT AGREEMENT (this "Agreement") is made as of December 23, 2004 by and between GMH Holding Company, a Delaware corporation (the "Company"), and Dan McCarthy ("Executive").

          WHEREAS, Executive entered into an Employment Agreement dated June 28, 2002 by and between Gallarus Media, Inc., a Delaware corporation, Gallarus Media Holdings, Inc., a Delaware corporation and Executive.

          WHEREAS, this Agreement is being entered into in connection with the consummation of the transactions contemplated by the Agreement and Plan of Merger dated as of the date hereof (as amended from time to time, the "Merger Agreement") by and between Gallarus Media Holdings, Inc. ("Gallarus"), the Company, GMH Acquisition Corp., and solely for certain limited purposes, ABRY Partners, LLC. Capitalized terms used herein and not otherwise defined have, the meanings assigned to such terms in Section 14 hereof.

          In consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

          1. Employment. The Company will employ Executive, and Executive accepts employment with the Company, upon the terms and conditions set forth in this Agreement, for the period beginning on the date of the closing of the merger contemplated by the Merger Agreement and ending as provided in Section 5 (the "Employment Period").

          2. Position and Duties. During the Employment Period, Executive will serve as Chairman of the Board of Directors of the Company (the "Board") and as the Chief Executive Officer of the Company and its Subsidiaries, and render such managerial, supervisory and other executive services to the Company and its Subsidiaries as are from time to time necessary in connection with the management and affairs of the Company and its Subsidiaries, in each case subject to the authority of the Board. Executive will devote his best efforts and substantially all of his business time and attention (except for permitted vacation periods and reasonable periods of illness or other incapacity) to the business and affairs of the Company and its Subsidiaries. Executive will report directly to the Board. All other employees of the Company and its Subsidiaries will report, directly or indirectly, to Executive. Executive will perform his duties and responsibilities to the best of his abilities in a trustworthy and businesslike manner. The Company acknowledges that Executive will maintain his home in New York so as to have a residence in proximity to his children and will commute to New York to spend most weekends with his children. Notwithstanding the preceding sentence, Executive acknowledges that the time and attention required of him under this Section 2 shall be no less than a "normal" work week and shall otherwise be as directed by the Board from time to time in writing.

          3. Salary and Benefits.

          (a) Salary. During the Employment Period, the Company will pay Executive an amount equal to $375,000 per annum (as in effect from time to time, the "Salary") as

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compensation for services. The Salary will increase per annum by an amount equal to 5% of the annual amount of the Salary in effect prior to such increase, effective on the first day of January of each year, starting on January 1, 2006. The Salary will be payable in regular installments in accordance with the general payroll practices of the Company and its Subsidiaries.

          (b) Benefits. During the Employment Period, the Company shall provide Executive with family health and dental, life, long-term disability and Directors' and Officers' liability insurance and other benefits offered under such plans as the Board may establish or maintain from time to time for senior executive officers of the Company and its Subsidiaries (collectively, the "Benefits"). Executive shall be entitled to four (4) weeks of paid vacation each year.

          (c) Reimbursement of Expenses. During the Employment Period, the Company will reimburse Executive for (i) all reasonable out-of-pocket expenses incurred by him in the course of performing his duties under this Agreement which are consistent with the Company's policies in effect from time to time with respect to travel, entertainment and other business expenses, and (ii) commuting expenses, and the expense of maintaining an apartment in the Atlanta, Georgia metropolitan area, which commuting and apartment maintenance expenses shall not in the aggregate exceed $3,000 per month. Reimbursement by the Company for the expenses set forth in each of clause (i) and (ii) above will be subject to the Company's requirements with respect to reporting and documentation of such expenses. In addition, the Company shall reimburse Executive for all reasonable third-party professional fees incurred by Executive in connection with the review of this Agreement, the Merger Agreement and the Selling Stockholders Agreement up to an aggregate amount equal to $10,000.

          4. Performance Bonus and Other Bonus.

               (a) For the fiscal year ended March 31, 2005, Executive shall be eligible to receive (i) a bonus (the "2005 Performance Bonus I") in an amount not to exceed 17.5% of the average Salary in effect during such fiscal year based on the degree to which the Company's EBITDA for such fiscal year meets $26,741,000 ("Target I") and (ii) a bonus (the "2005 Performance Bonus II") in an amount not to exceed 17.5% of the average Salary in effect during such fiscal year based on the degree to which the Company's EBITDA for such fiscal year meets Budget Target (as defined in Section 4(c) below), in each case as follows:

                                             AMOUNT OF 2005 PERFORMANCE BONUS I OR II
PERCENTAGE OF TARGET I OR BUDGET TARGET   (AS APPLICABLE) (AS A % OF THE AVERAGE SALARY
   (AS APPLICABLE) ACTUALLY ACHIEVED            IN EFFECT DURING SUCH FISCAL YEAR)
---------------------------------------   ---------------------------------------------
Less than 90%                              0%

At least 90% but no more than 100%        (% of Target I or Budget Target
                                          (as applicable) Actually Achieved- 90%)

Greater than 100% but no more than 120%   12.5% + (% of Target I or Budget Target
                                          (as applicable) Actually Achieved-100%)/4

Greater than 120%                         17.5%


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               (b) For each fiscal year of the Employment Period, other than the fiscal year ended March 31, 2005, Executive shall be eligible to receive a bonus ("Performance Bonus") in an amount not to exceed 75% of the average Salary in effect during such fiscal year based on the degree to which the Company's EBITDA for such fiscal year meets the Performance Bonus Target (as defined in Section 4(c) below) as follows:

                                    AMOUNT OF PERFORMANCE BONUS (AS A % OF
PERCENTAGE OF PERFORMANCE BONUS    THE AVERAGE SALARY IN EFFECT DURING SUCH
    TARGET ACTUALLY ACHIEVED                      FISCAL YEAR)
-------------------------------    ----------------------------------------
Less than 90%                                          0%
At least 90% but less than 100%                       10%
At least 100% but less than 110%                      25%
At least 110% but less than 120%                      50%
At least 120% or greater                              75%

In calculating EBITDA for purposes of this subsection (b), any businesses acquired during the relevant period will be given effect as though such acquisition had occurred at the beginning of the relevant period.

               (c) Any 2005 Performance Bonus I, 2005 Performance Bonus II, or Performance Bonus earned by Executive shall be paid promptly after delivery to the Board of the audited financial statements for the fiscal year in question. As used herein, the term "Budget Target" shall mean EBITDA in the amount set forth in the annual budget adopted by the Board for the fiscal year ended March 31, 2005. As used herein, the term "Performance Bonus Target" shall mean EBITDA in the amount set forth in the annual budget adopted by the Board after consultation with Executive for the fiscal year in question.

          5. Termination.

          (a) The Employment Period will commence upon consummation of the merger contemplated by the Merger Agreement and will continue until the earlier of: (i) the fifth anniversary of the date hereof; (ii) Executive's resignation, death or disability or other incapacity (as reasonably determined by the Board in good faith, such determination being based upon the report of a physician selected by the Board and reasonably acceptable to Executive if Executive so requests. In such event, Executive agrees to make himself reasonably available for examination by the physician selected by the Board); or (iii) the giving of notice of termination by the Company or a majority of the members of the Board
(A) for Cause or (B) for any other reason or for no reason (a termination described in this clause (iii) (B) being a termination by the Company "Without Cause"); provided, however, that, notwithstanding anything to the contrary contained herein, in the event the Merger Agreement is terminated without consummation of the merger thereunder, this Agreement will automatically terminate without any liability or obligation on the part of either party hereunder. For the purposes of this Agreement, "Cause" shall mean (a) conviction of, or a plea of guilty or no-contest or similar plea with respect to, a felony or the commission of any act or omission involving actual fraud or embezzlement with respect to the Company or any of its Subsidiaries, (b) conduct bringing the Company or any of its Subsidiaries into substantial public disgrace or disrepute, (c) willful misconduct or breach of fiduciary duty with respect to the Company or any of its Subsidiaries or (d) material breach of


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Section 2, 7 or 8 of this Agreement (provided, that to the extent a material breach of Section 2 of this Agreement may be cured, Executive shall have 20 business days to cure such breach from the date on which the Board delivers written notice to Executive reasonably identifying such breach).

          (b) In the event of Executive's resignation (other than within 30 days of a Good Reason Event), death, disability or other incapacity or the termination of the Employment Period for Cause or in connection with a Sale of the Company, Executive will not be entitled to receive his Salary or any fringe benefits or Performance Bonus for periods after the termination of the Employment Period but, in the case of death, disability or other incapacity, Executive will be entitled to receive a pro rata portion of his Performance Bonus for the period during which Executive was employed by the Company at the time the Performance Bonus would normally be paid and based upon the Company's actual performance for the relevant fiscal year. In the event the Employment Period is terminated by the Company Without Cause, or by Executive within 30 days after a Good Reason Event, then so long as Executive continues to comply with Sections 7, 8 and 9, Executive shall be entitled to receive (i) severance payments in an aggregate amount equal to two year's Salary based on the Salary in effect at the time the Employment Period is terminated and (ii) Benefits at the same level and on the same terms as they are provided from time to time to the Company's senior management employees, for a period equal to two years from the date of such termination. Any such severance payments paid to Executive by the Company will be paid in equal monthly installments; provided, that Executive shall be required to sign a release of all past, present and future claims against CVC and the NCI Companies as a condition to receiving such payments and benefits.

          6. Resignation as Officer or Director. Upon the termination of the Employment Period, Executive will resign each position (if any) that he then holds as an officer or director of the Company or any of its Subsidiaries (including his membership on the Board).

          7. Confidential Information. Executive acknowledges that the information, observations and data that have been or may be obtained by him during his employment relationship with, or through his involvement as a stockholder or director of, the Company or any Subsidiary or predecessor thereof (each of the Company, any Subsidiary or affiliate or any such affiliate predecessor being an "NCI Company"), prior to and after the date of this Agreement concerning the business or affairs of the NCI Companies (collectively, "Confidential Information") are and will be the property of the NCI Companies. Therefore, Executive agrees that he will not disclose to any unauthorized Person or use for the account of himself or any other Person any Confidential Information without the prior written consent of the Company (by the action of the Board), unless and to the extent that such Confidential Information has become generally known to and available for use by the public other than as a result of Executive's improper acts or omissions to act, or is required to be disclosed by law. Executive will deliver or cause to be delivered to the Company at the termination of the Employment Period, or at any other time the Company or any of its predecessors or Subsidiaries may request, all memoranda, notes, plans, records, reports, computer tapes and software and other documents and data (and copies thereof) containing or relating to Confidential Information or the business of any NCI Company which he may then possess or have under his control.

          8. Non-Compete, Non-Solicitation.


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          (a) Non-Compete. Executive acknowledges that during his employment relationship with, or through his involvement as a stockholder or director of, any NCI Company he has and will become familiar with trade secrets and other Confidential Information concerning such NCI Companies, and with investment opportunities relating to the Business, and that his services have been and will be of special, unique and extraordinary value to the foregoing entities. Therefore, Executive agrees that, during the Employment Period and for a period of two years thereafter (the "Noncompete Period"), he will not directly or indirectly own, manage, control, participate in, consult with, render services for, or in any other manner engage in any business, or as an investor in or lender to any business (in each case including on his own behalf or on behalf of another Person) which constitutes or is competitive with the Business (as and where the same is conducted or proposed to be conducted (if actions have been taken by any NCI Company to implement the proposed business) by the NCI Companies during the Employment Period, or as of the end of the Employment Period if the Employment Period has then ended). Nothing in this Section 8 will prohibit Executive from being a passive owner of less than 5% of the outstanding stock of a corporation of any class which is publicly traded, so long as Executive has no direct or indirect participation in the business of such corporation. By initialing in the space provided below, Executive acknowledges that he has read carefully and had the opportunity to consult with legal counsel regarding the provisions of this Section 8(a). _____________[INITIAL].

          (b) Non-Solicitation. During the Noncompete Period, Executive will not directly or indirectly (i) induce or attempt to induce any employee, any individual who has agreed to be or within one year of such solicitation, employment, offer, retention, interference or enticement has been, employed or retained by any NCI Company, or any independent contractor (including, without limitation, any independent distributor or associate publisher) of any NCI Company to leave the employ or contracting relationship with such entity, or in any way interfere with the relationship between any such entity and any employee or full-time independent contractor thereof, or (ii) induce or attempt to induce any customer, supplier or other business relation of any NCI Company to cease doing business with such entity or in any way interfere with the relationship between any such customer, supplier or other business relation and such entity. So long as Executive complies with Sections 7 and 8(a), nothing in this Section 8(b) is intended to prohibit the Executive or any Person with which he becomes affiliated after the Employment Period from doing business with customers, suppliers, independent contractors and other business relations of any NCI Company. By initialing in the space provided below, Executive acknowledges that he has read carefully and had the opportunity to consult with legal counsel regarding the provisions of this Section 8(b). ____________[INITIAL].

          9. Enforcement. The Company and Executive agree that if, at the time of enforcement of Section 7 or 8, a court holds that any restriction stated in any such Section is unreasonable under circumstances then existing, then the maximum period, scope or geographical area reasonable under such circumstances will be substituted for the stated period, scope or area. Because Executive's services are unique and because Executive has access to information of the type described in Sections 7 and 8, the Company and Executive agree that money damages would be an inadequate remedy for any breach of Section 7 or 8. Therefore, in the event of a breach of Section 7 or 8, any NCI Company may, in addition to other rights and remedies existing in their favor, apply to any court of competent jurisdiction for specific performance and/or injunctive or other relief in order to enforce, or prevent any violations of, the provisions of Section 7 or 8. The provisions of Sections 7, 8 and 9 are intended to be for the benefit of each NCI Company and their respective successors and assigns, each of which may enforce such provisions and each of which (other than the Company) is an express third-party beneficiary of such provisions and this Agreement generally. Sections 7, 8 and 9 will survive and continue in full force in accordance with their terms notwithstanding any termination of the Employment Period. By initialing in the space provided below, Executive acknowledges that he has read carefully and had the opportunity to consult with legal counsel regarding the provisions of this Section 9. ______________[INITIAL].

          10. Management Equity.

          (a) Executive will be given the opportunity to acquire 3.0% of the Company's fully-diluted common equity (calculated based on the shares outstanding at the time of the closing under the Merger Agreement and giving effect to the dilution resulting from the full 7.5% pool expected to be granted) in the form of Class A Common Stock of the Company from a pool of 7.5% of the Company's fully-diluted common equity that is expected to be available to the management team pursuant to a plan approved by the Board, which equity will vest over time so long as the Executive remains employed by the Company.

          (b) Executive will also be given the opportunity to acquire an additional 1.5% of the Company's fully-diluted common equity (calculated based on the shares outstanding at the time of the closing under the Merger Agreement and giving effect to the dilution resulting from the full 7.5% pool expected to be granted as described in subparagraph (a) above and giving effect to dilution resulting from the full 2.5% pool expected to be granted as described in this subparagraph (b)) in the form of Class A Common Stock from a pool of 2.5% of the Company's fully-diluted common equity that is expected to be available to the senior management pursuant to a plan approved by the Board, which equity Executive will become entitled to receive at such time as Citigroup Venture Capital Equity Partners, L.P. ("CVC") actually realizes an agreed upon return for its equity invested (0.75% at a gross IRR of 20%, 0.3% at a gross IRR of 25% and 0.45% at a gross IRR of 35%) or is deemed to have received such return based on the price to the public of the Company's equity at the time of its initial public offering.

          11. Co-Investment Right. Executive will exchange securities in Gallarus immediately prior to the consummation of the merger contemplated by the Merger Agreement with a value (as determined based on the implied value for such securities under the Merger Agreement) for (i) $1.7 million of Class L Common Stock of the Company at the same per share price as that being acquired by CVC and (ii) approximately $570,000 of Class A Common Stock of the Company at a per share price of $1 per share. Executive agrees to enter into a Securities Purchase and Holders Agreement substantially in the form previously presented to Executive which agreement will govern certain of Executive's rights, restrictions and obligations with respect to Executive's ownership of common stock of the Company.

          12. Representations and Warranties of Executive. Executive represents and warrants to the Company and its Subsidiaries as follows:

          (a) Other Agreements. Executive is not a party to or bound by any employment, noncompete, nonsolicitation, nondisclosure, confidentiality or similar agreement with any other Person which would materially affect his performance under this Agreement.

          (b) Authorization. This Agreement when executed and delivered shall constitute a valid and legally binding obligation of Executive, enforceable against Executive in accordance with its terms.

          13. Survival of Representations and Warranties. All representations and warranties contained herein shall survive the execution and delivery of this Agreement.

          14. Certain Definitions. When used herein, the following terms shall have the following meanings:

          "Affiliate" means, with respect to any Person, any other Person that, directly or indirectly through one or more of its intermediaries, controls, is controlled by or is under common control with such Person.

          "Business" means (i) the publishing and distributing of printed and online residential and commercial real estate advertising and related information and all logical and reasonable extensions of such business; (ii) any business into which any NCI Company enters during the Employment Period pursuant to any acquisition, joint venture, other strategic partnership or otherwise; and (iii) any other business in which the Company or its Subsidiaries engage as of the date on which Executive ceases to be employed by the Company or its Subsidiaries.

          "EBITDA" means "EBITDA" as defined in, and calculated in accordance with, the Loan Agreement.

          "Good Reason Event" means, during the Employment Period, a substantial diminution in Executive's professional responsibilities or a significant reduction in the Salary or in the aggregate of the Benefits, services, perquisites, and amenities which Executive was theretofore receiving.

          "Loan Agreement" means the Loan Agreement, dated as June 24, 2004, among the Network Communications, Inc., Gallarus, Toronto Dominion (Texas), Inc., as administrative agent, and other financial institutions signatory thereto, as in effect as amended, restated, renewed, extended, restructured, supplemented, modified, refinanced or replaced from time to time.

          "Person" means an individual, a partnership, a corporation, an association, a limited liability company, a joint stock company, a trust, a joint venture, an unincorporated organization or any other entity (including any governmental entity or any department, agency or political subdivision thereof).

          "Sale of the Company" means a transaction or series of related transactions as a result of which a Person or group of Persons directly or indirectly acquire (i) equity securities of the Company constituting a majority (by voting power) of the


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

          equity securities of the Company on a fully-diluted basis (whether by merger, consolidation, sale or transfer of any or all of the Company's outstanding securities) or (ii) all or substantially all of the Company's assets determined on a consolidated basis.

          "Selling Stockholders Agreement" means the Selling Stockholders Agreement, dated as of the date hereof, by and among Gallarus and certain of its stockholders, as in effect from time to time.

          "Subsidiaries" means, with respect to any Person, any corporation, limited liability company, partnership, association or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of such Person or a combination thereof, or (ii) if a limited liability company, partnership, association or other business entity, a majority of the partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of such Person or entity or a combination thereof. For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a limited liability company, partnership, association or other business entity if such Person or Persons shall be allocated a majority of limited liability company, partnership, association or other business entity gains or losses or shall be or control any managing director, managing member, or general partner of such limited liability company, partnership, association or other business entity. Unless stated to the contrary, as used in this Agreement the term Subsidiary means a Subsidiary of the Company.

          15. Key-Man Life Insurance. Executive agrees to submit to any requested physical examination in connection with the Company's or any Subsidiary's purchase of a "key-man" insurance policy. Executive agrees to cooperate fully in connection with the underwriting, purchase and/or retention of a key-man insurance policy by the Company or any of its Subsidiaries.

          16. Miscellaneous.

          (a) Notices. All communications or notices required or permitted by this Agreement shall be in writing and shall be deemed to have been given (a) on the date of personal delivery to the recipient or an officer of the recipient, or (b) when sent by telecopy or facsimile machine to the number shown below on the date of such confirmed facsimile or telecopy transmission (provided that a confirming copy is sent via overnight mail), or (c) when properly deposited for delivery by a nationally recognized commercial overnight delivery service, prepaid, or by deposit in the United States mail, certified or registered mail, postage prepaid, return receipt requested on the date set forth in the records of such delivery service or on the third day after so deposited in the United States mail, in each case, addressed as follows:

          Notices to Executive, to:


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

          Dan McCarthy
          575 West End Ave.
          Apartment 6A
          New York, NY 10024
          Telecopy: (914) 764-8373

          with a copy (which shall not constitute notice to Executive) to:

          Breslow & Walker, LLP
          767 Third Avenue
          New York, NY 10017
          Attention: Joel M. Walker
          Telecopy: (212)888-4955

          Notices to the Company to:

          c/o Citicorp Venture Capital Equity Partners, L.P.
          399 Park Avenue
          14th Floor
          New York, NY 10022
          Attention: Ian Highet
          Telecopy: (212) 888 2940

          with a copy (which shall not constitute notice to the Company), to:

          Dechert LLP
          4000 Bell Atlantic Tower
          Philadelphia, PA 19103 2793
          Attention: Geraldine A. Sinatra
          Telecopy: (215)994 2222

or to such other address or to the attention of such other person as the recipient party has specified by prior written notice to the sending party.

          (b) Amendment and Waiver. No modification, amendment or waiver of any provision of this Agreement will be effective unless such modification, amendment or waiver is executed by the Company (with the approval of the Board) and Executive. The failure of any party to enforce any of the provisions of this Agreement will in no way be construed as a waiver of such provisions and will not affect the right of such party thereafter to enforce each and every provision of this Agreement in accordance with its terms.

          (c) Severability. Without limiting Section 9, whenever possible, each provision of this Agreement will be interpreted in such a manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect the validity, legality or enforceability of any other provision of this Agreement in such jurisdiction or affect the validity, legality or enforceability of any provision in any other jurisdiction, but this Agreement will be reformed, construed and enforced in that jurisdiction as if such invalid, illegal or unenforceable provision had never been contained in this Agreement.

          (d) Entire Agreement. Except as otherwise expressly set forth herein, this agreement embodies the complete agreement and understanding among the parties hereto with respect to the subject matter hereof and supercedes and preempts any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way including, without limitation, that certain Employment Agreement, dated June 28, 2002, by and between Executive and Gallarus. The terms pursuant to which Executive acquires equity in the Company as referenced in Sections 10 and 11 and the rights and limitations with respect thereto will be governed by the terms of a stock ownership plan approved by the Board and the forms of acquisition agreement and option grants entered into in connection therewith.

          (e) Successors and Assigns. This Agreement will bind and inure to the benefit of and be enforceable by the Company, Executive and their respective assigns; provided, that Executive may not assign his rights or delegate his duties under this Agreement without the prior written consent of the Company.

          (f) Counterparts. This Agreement may be executed simultaneously in two or more counterparts, any one of which need not contain the signatures of more than one party, but all such counterparts taken together will constitute one and the same Agreement.

          (g) Descriptive Headings: Interpretation; No Strict Construction. The descriptive headings of this Agreement are inserted for convenience only and do not constitute a substantive part of this Agreement. Whenever required by the context, any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular forms of nouns, pronouns, and verbs shall include the plural and vice versa. Reference to any agreement, document, or instrument means such agreement, document, or instrument as amended or otherwise modified from time to time in accordance with the terms thereof, and if applicable hereof. The use of the words "include" or "including" in this Agreement shall be by way of example rather than by limitation. The use of the words "or," "either" or "any" shall not be exclusive. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement. The parties agree that prior drafts of this Agreement shall be deemed not to provide any evidence as to the meaning of any provision hereof or the intent of the parties hereto with respect hereto.

          (h) GOVERNING LAW. ALL ISSUES AND QUESTIONS CONCERNING THE CONSTRUCTION, VALIDITY, INTERPRETATION AND ENFORCEMENT OF THIS AGREEMENT WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE DOMESTIC LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO ANY CHOICE OF LAW OR CONFLICT PROVISION OR RULE (WHETHER OF THE STATE OF NEW YORK OR


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

ANY OTHER JURISDICTION) THAT WOULD CAUSE THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF NEW YORK TO BE APPLIED. IN FURTHERANCE OF THE FOREGOING, THE INTERNAL LAW OF THE STATE OF NEW YORK WILL CONTROL THE INTERPRETATION AND CONSTRUCTION OF THIS AGREEMENT, EVEN IF UNDER THAT JURISDICTION'S CHOICE OF LAW OR CONFLICT OF LAW ANALYSIS, THE SUBSTANTIVE LAW OF SOME OTHER JURISDICTION WOULD ORDINARILY APPLY.

          (i) Consent to Arbitration.

               (A) Generally. The arbitration procedures described in this
Section 16(i) will be the sole and exclusive method of resolving and remedying disputes arising out of this Agreement, other than disputes arising out of or relating to Section 7 or 8 of this Agreement. Except as otherwise provided in the JAMS' Comprehensive Arbitration Rules and Procedures as in effect from time to time (the "JAMS Rules"), the arbitration procedures described in this Section 16(i) and any Final Arbitration Award (as defined below) will be governed by, and will be enforceable pursuant to, the Uniform Arbitration Act as in effect in the State of New York from time to time. Disputes that are subject to arbitration under the first sentence of this Section 16(i)(A) are referred to herein as "Eligible Disputes."

               (B) Procedures. If Executive and the Company do not amicably resolve any Eligible Dispute within thirty (30) days after delivery of a written notice by one such party to the other that an Eligible Dispute exists, then such dispute will be submitted to binding arbitration. The arbitral proceeding will take place in New York City, New York or such other location agreeable to Executive and the Company, before an arbitration panel consisting of three individuals experienced in matters of the type involved in the dispute (the "Arbitration Panel"); provided, however, that Executive and the Company may agree to choose a single arbitrator who is agreeable to them to act as the Arbitration Panel. Executive will choose one such individual and the Company will choose one such individual to serve as its representative on the Arbitration Panel, and those two individuals jointly will choose a third such individual within ten (10) business days thereafter; provided, that if those two individuals cannot agree upon an acceptable third member of the Arbitration Panel within such period, the third member will be chosen under the JAMS Rules. Notwithstanding the foregoing, if either Executive or the Company fails to choose an individual to serve as its representative on the Arbitration Panel within such thirty-day period, the representative selected by the other party shall resolve the Eligible Dispute individually.

               (C) Conduct of Arbitration. The arbitration (including discovery) will be conducted under the JAMS Rules, as the same may be modified by any written agreement between Executive and the Company. The Arbitration Panel will conduct the arbitration in a manner so that the final result, determination, finding, judgment or award determined by the Arbitration Panel (the "Final Arbitration Award") is made or rendered as soon as practicable, and Executive and the Company will use reasonable efforts to cause a Final Arbitration Award to occur within ninety (90) days after the Arbitration Panel is selected. Any Final Arbitration Award will be final and binding upon Executive and the Company, and there will be no appeal from or reexamination of any Final Arbitration Award, except in the case of fraud or perjury or misconduct by the Arbitration Panel prejudicing the rights of Executive or the Company or to correct manifest clerical errors.

               (D) Enforcement. A Final Arbitration Award may be enforced in any state or federal court having jurisdiction over the subject matter of the related Eligible Dispute.

               (E) Expenses. As part of the Final Arbitration Award, the prevailing party in any arbitration proceeding described in this Section 16(i) will be entitled to recover from the non-prevailing party its reasonable attorneys' fees and disbursements and other out-of-pocket costs, and the non-prevailing party also will be required to pay all other reasonable costs and expenses associated with the arbitration; provided, that (1) if the Arbitration Panel is unable to determine that a party is a prevailing party under JAMS Rules in any such Arbitration proceeding, then such costs and expenses will be equitably allocated by the Arbitration Panel upon the basis of the outcome of such arbitration proceeding, and (2) if the Arbitration Panel is unable to allocate such costs and expenses in such a manner, then the costs and expenses of such arbitration will be paid one-half by Executive and one-half by the Company, and each of Executive and the Company will pay the out-of-pocket expenses incurred by it. As part of any Final Arbitration Award, the Arbitration Panel may designate the prevailing party for purposes of this Section 16(i).

          (j) WAIVER OF JURY TRIAL. NOTWITHSTANDING SECTION 16(I), EACH PARTY TO THIS AGREEMENT HEREBY WAIVES, TO THE EXTENT PERMITTED BY APPLICABLE LAW, TRIAL BY JURY IN ANY LITIGATION IN ANY COURT WITH RESPECT TO, IN CONNECTION WITH, OR ARISING OUT OF THIS AGREEMENT OR ANY ANCILLARY AGREEMENT OR THE VALIDITY, PROTECTION, INTERPRETATION, COLLECTION OR ENFORCEMENT THEREOF.

          (k) Actions by the Company. Any action, election or determination by the Board or any committee of such boards pursuant to or relating to this Agreement will be effective if, and only if, it is taken or made by (or with the prior approval of) a majority of the members of the Board who are not at the time employees of the Company or any of the Company's Subsidiaries.

                                      *****

          IN WITNESS WHEREOF, the parties hereto have executed this Employment Agreement as of the date first written above.

                                        GMH HOLDING COMPANY


                                        By: /s/ IAN D. HIGHET
                                            ------------------------------------
                                        Name:
                                              ----------------------------------
                                        Title:
                                               ---------------------------------


                                        /s/ Dan McCarthy
                                        ----------------------------------------
                                        Dan McCarthy


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